Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners

Energy Transfer Equity, L.P.

We consent to the incorporation by reference in the registration statement filed on Form S-4 of Energy Transfer Equity, L.P. of our reports dated February 18, 2011, with respect to the consolidated balance sheets of Regency Energy Partners LP as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and partners’ capital and noncontrolling interest for the period from May 26, 2010 to December 31, 2010, the period from January 1, 2010 to May 25, 2010, and the years ended December 31, 2009 and 2008, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.

Our report dated February 18, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph that states Regency Energy Partners LP acquired Zephyr Gas Services, LP on September 1, 2010, and management excluded from its assessment of the effectiveness of Regency Energy Partners LP’s internal control over financial reporting as of December 31, 2010, Zephyr Gas Services, LP’s internal control over financial reporting associated with total assets of $220,584,000 and total revenues of $13,662,000 included in the consolidated financial statements of Regency Energy Partners LP and subsidiaries at December 31, 2010 and for the period from September 1, 2010 to December 31, 2010. Our audit of internal control over financial reporting of Regency Energy Partners LP also excluded an evaluation of the internal control over financial reporting of Zephyr Gas Services, LP.

/s/ KPMG LLP

Dallas, Texas

October 10, 2011